Exhibit 99.1

Ophthotech Expands Innovative Retinal Disease Pipeline With Acquisition of Versant Ventures’ Inception 4

- Ophthotech Gains HtrA1 Inhibitors to Treat Age-related Retinal Diseases -

- Versant Ventures Receives Equity Position in OPHT -

- Conference Call and Webcast Today, October 31, 2018 at 8:00 a.m. ET -

New York, NY — October 31, 2018 — Ophthotech Corporation (NASDAQ: OPHT) announced today that it has acquired Inception 4, Inc., a privately held company backed by Versant Ventures, expanding Ophthotech’s therapeutic pipeline in age-related retinal indications.  Through this acquisition, Ophthotech gains worldwide development and commercialization rights to Inception 4’s small molecule inhibitors of HtrA1 (high temperature requirement A serine peptidase 1 protein). HtrA1 is potentially implicated in a range of retinal diseases including geographic atrophy, an advanced form of dry age-related macular degeneration (AMD). As a major new investor with substantial geographic reach, Versant Ventures has agreed to help Ophthotech identify exceptional opportunities to expand the pipeline.

“We are thrilled to welcome Versant Ventures as a major shareholder through our acquisition of Inception 4,” stated Glenn P. Sblendorio, Chief Executive Officer of Ophthotech. “This HtrA1 inhibitor program aligns with our commitment to further build upon Ophthotech’s strategy to develop novel therapeutics and gene therapy treatments for retinal diseases. We believe this acquisition is a compelling opportunity to create value for our shareholders. We look forward to adding the HtrA1 program to our pipeline and potentially further expanding our portfolio with additional opportunities in retinal diseases.”

As a result of the closing of the acquisition, Ophthotech obtained approximately $6.1 million in cash through Inception 4. As upfront consideration in the transaction, Ophthotech agreed to issue approximately 5.2 million shares to the shareholders of Inception 4. After giving effect to the transaction, Versant Ventures, through its affiliated investment funds, owns approximately 12.5% of the outstanding shares of Ophthotech’s common stock. In addition, Inception 4 equity holders will be entitled to receive post-closing payments contingent upon the achievement of certain clinical and marketing approval milestones in certain AMD indications. As a result of closing this transaction, the Company is increasing its year end 2018 projected balance of cash and cash equivalents to range between $125 million and $130 million based on its current 2018 business plan and planned capital expenditures. Ophthotech will not assume any additional employees or corporate infrastructure in connection with this transaction.

“We are excited for Ophthotech to add the Inception 4 HtrA1 inhibitor program to its diversified portfolio,” stated Jerel Davis, Ph.D., Managing Director of Versant Ventures. “The Ophthotech team has unique expertise in drug development for retinal diseases, including a proven track record in conducting multiple global clinical trials, and we are pleased to have the HtrA1 inhibitor program as part of the next chapter of Ophthotech’s retinal franchise. As shareholders of Ophthotech, we look forward to the advancement of the HtrA1 inhibitor program as well as the rest of Ophthotech’s therapeutic and gene therapy portfolio.”

Genetic linkage studies have demonstrated a correlation between HtrA1 and risk for AMD. Overexpression of HtrA1 in retinal pigment epithelial (RPE) cells has been observed in AMD patients, potentially impacting both RPE cell structure and function. Further, HtrA1 overexpression may impact the Bruch’s membrane and extracellular matrix underneath the RPE cells, as well as the photoreceptor cells in the retina that are crucial for vision.

“This HtrA1 inhibitor program represents a promising addition to our complement inhibition program for the treatment of age-related retinal diseases,” stated Kourous A. Rezaei, M.D., Chief Medical Officer of Ophthotech. “This acquisition further advances our strategy to develop a diversified portfolio for the treatment of retinal diseases based on strong scientific evidence. Based on our current development plans and subject to successful completion of preclinical development and regulatory review, we are targeting to submit an IND with the U.S. FDA for our new HtrA1 inhibitor program in geographic atrophy secondary to dry AMD in late 2020.”

Conference Call/Web Cast Information

Ophthotech will host a conference call/webcast to discuss the Company’s financial and operating results for the third quarter of 2018 and to provide a business update. The call is scheduled for October 31, 2018 at 8:00 a.m. Eastern Time. To participate in this conference call, dial 888-204-4368 (USA) or 323-994-2082 (International), passcode 3714524. A live, listen-only audio webcast of the conference call can be accessed on the Investor Relations section of the Ophthotech website at: www.ophthotech.com. A replay will be available approximately two hours following the live call for two weeks. The replay number is 888-203-1112 (USA Toll Free), passcode 3714524.

About Ophthotech Corporation

Ophthotech is a science-driven biopharmaceutical company specializing in the development of novel therapies to treat ophthalmic diseases, with a focus on age-related and orphan retinal diseases. For more information, please visit www.ophthotech.com.

Forward-looking Statements

Any statements in this press release about the acquisition of Inception 4 and any other statements about Ophthotech’s future expectations, plans and prospects, constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statements about Ophthotech’s strategy, future operations and future expectations and plans and prospects for Ophthotech, and any other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend”, “goal,” “may”, “might,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions. In this press release, Ophthotech’s forward-looking statements include statements about the implementation of its strategic plan, the timing, progress and results of clinical trials and other research and development activities, the potential utility of its product candidates, its expectations with respect to the financial impact and benefits to Ophthotech of the acquisition of Inception 4, and its expectations with respect to contingent payments to the Inception 4 equityholders based on the achievement of milestones. Such forward-looking statements involve substantial risks and uncertainties that could cause Ophthotech’s preclinical and clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, those related to the initiation and the conduct and design of research and development programs and clinical trials, availability of data from these programs, expectations for regulatory matters, need for additional financing and other factors discussed in the “Risk Factors” section contained in the quarterly and annual reports that Ophthotech files with the Securities and Exchange Commission. Any forward-looking statements represent Ophthotech’s views only as of the date of this press release. Ophthotech anticipates that subsequent events and developments will cause its views to change. While Ophthotech may elect to update these forward-looking statements at some point in the future, Ophthotech specifically disclaims any obligation to do so except as required by law.

OPHT-G

Contacts: Investors

Kathy Galante

Ophthotech Corporation

Vice President, Investor Relations and Corporate Communications

212-845-8231

kathy.galante@ophthotech.com

Media

Alex Van Rees, 973-442-1555 ext. 111
SmithSolve LLC on behalf of Ophthotech Corporation
alex.vanrees@smithsolve.com